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PROSPECTUS SUPPLEMENT NO.8  DATED MAY 20, 1998             Pursuant to
(TO PROSPECTUS DATED SEPTEMBER 26, 1996)                 Rule 424(b)(3)
                                                     Reg. No. 333-11927



                              $115,000,000

                         POGO PRODUCING COMPANY

           5-1/2% Convertible Subordinated Notes due June 15, 2006
                                   and
             such Shares of Common Stock, par value $1 per share,
                   as are Issuable Upon Conversion Thereof

          The following beneficial owner of 5-1/2%
Convertible Subordinated Notes due June 15, 2006 (the "Notes") has indicated that it wishes to register Notes that it has acquired in transactions exempt from the Securities Act of 1933, as amended, and desires that the Company file a Prospectus Supplement naming it as a Selling
Holder in the prospectus, as supplemented hereby. Information contained in this supplement concerning such Selling Holder was provided to the Company by such Selling Holder.

                               AGGREGATE PRINCIPAL      NUMBER OF SHARES OF
                               AMOUNT OF NOTES OWNED    COMMON STOCK OWNED BY
                               BY THE SELLING HOLDER    THE SELLING HOLDER AND
                               AND WHICH ARE OFFERED     WHICH ARE OFFERED
     NAME OF SELLING HOLDER          HEREBY                   HEREBY(11j)

ABN AMRO Incorporated             $  1,000,000(11p)             23,705

    SUBTOTAL (This Supplement)....   1,000,000                  23,705
                                   -----------               ---------
    SUBTOTAL (All named Selling
     (Holders Through the date of
     this Prospectus Supplement).. 105,956,000               2,511,676
                                   -----------               ---------
Remaining unnamed holders of Notes
  or any future transferees,
  pledgees, donees or successors of
  or from any such unnamed holder
  after giving effect to this
  Supplement to the Prospectus(15)   9,044,000                 214,388(16)
                                   -----------               ---------
    TOTAL.................        $115,000,000               2,726,064
                                   ===========               =========
___________________________
(11j) Unless otherwise noted, the nature of the beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately
      23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

(11p) The information with respect to this Selling Holder is true and complete as of May 14, 1998.

(15) No such holder may offer Securities pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(16) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder does or do not beneficially own any Common Stock other than Common Stock issuable upon conversion of the Notes at the initial conversion rate set forth above.


        Additional Selling Holders or other information concerning the Selling Holders listed above may be set forth in subsequent Prospectus Supplements from time to time.


Date of this Supplement is:  May 20, 1998